                                                                    EXHIBIT 11.1
                                                                    ------------

                              RASTER GRAPHICS, INC.

             STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              YEARS ENDED
                                                           ---------------------------------------------------
                                                            DECEMBER 31,     DECEMBER 31,      DECEMBER 30,
                                                                1996             1995              1994
                                                           ---------------- ----------------  ----------------


Net income (loss) ..................................         $ 3,298            $    77            $(2,128)
                                                             =======            =======            =======
Weighted average common
    shares outstanding .............................           3,784                220                330
Common equivalent shares from
    stock options, convertible preferred
    stocks and warrants ............................           4,260              6,165                 --
Shares related to SAB Nos. 55, 64 and 83 ...........             401                802                802
                                                             -------            -------            -------
Shares used in computing net income (loss) per share           8,445              7,187              1,132
                                                             =======            =======            =======
Net income (loss) per share ........................         $  0.39            $  0.01            $ (1.88)
                                                             =======            =======            =======